PARTICIPATION AGREEMENT

A Panterra Resource Corp. ("Optionor") has entered into a farm out agreement dated November 23, 2004 with Eastland Resources Ltd. ("Farmors") Exhibit "A"

B Panterra offers to Micron Enviro Systems, Inc. ("Optionee") the option to participate in a 1.67% gross (1% net) working interest as set out in Exhibit A and subject to the same terms offered to Optionor by the Farmors.

C All parties agree:

1) To be bound by the Joint Operating Agreement
2) To execute such other agreements as are deemed reasonable and and necessary to implement the intent of these agreements.

OPTIONOR

Panterra Resource Corp.
450,550 11th Avenue S.W.
Calgary, AB T2R 1M7

Date Nov 30/04

OPTIONEE

Micron Enviro Systems Inc.
1205-789 West Pender Street
Vancouver, BC
Canada V6C 1H2

Date Nov 30 04

Eastland Resources Ltd.

Suite 450, 550 11th Avenue SW
Calgary, Alberta Canada T2R 1M7
Phone (403) 269-8558 Fax (403) 237-5745
E-mail eastlandoil@shaw.ca

November 23, 2004

Panterra Resource Corp.
450, 550 11th Avenue SW
Calgary, Alberta T2R 1M7

Attention: Mr. Giuliano Tamburrino

Gentlemen:

Re 1-23 Redwater Farmout Agreement

Further to our several discussions, the following is our Farmout Agreement of Redwater.

1) Farmers shall be Eastland Resources Ltd.

2) Farmee shall be Panterra Resource Corp. (20%)

3) Pooling will be proposed with PennWest Petroleum Ltd. to pool their two LSD's with our 14 LSD's in Section 23 for all rights down to the Wabamun formation. Farmer's will proportionately reduce their interest to pool with PennWest Petroleum Ltd.

4) Earning Well: On or before March 31, 2005 Eastland Resources Ltd. (Eastland) or its assigns shall spud a test well twinning just southwest of the previously drilled PetroCanada LSD1 of Section 23 T57 R21 W4M, well and drill the test well to the Wabamun formation or a total depth of 2800 feet and run 7 inch casing. The attached CAPL Farmout and Royalty Procedure shall govern until Farmee has earned its interest hereunder and is attached as Schedule "C" hereto.

5) Operations: Imperial Oil or another acceptable operator shall be contracted to operate the well if successful. After the Wabamun zone has been drilled, perforated drained and plugged, Eastland shall either drill through the plug and down to the Beaverhill Lake formation or surrender the well bore and all P&NG rights to the Farmers. After surrender, the Farmers shall have the right but not obligation to take over the well bore for 6 months from the date of surrender. Should the well be taken over and drilled by any or all Farmers, all mineral interests and rights to the well bore shall remain with only those Farmors who participate in the deepening. Should the well not be taken over by any or all of the Farmors in the 6 month period, the well bore and minerals will be returned to Eastland and the next up hole zone may be completed by Eastland and again the well put on production and operated by Imperial or another acceptable operator. Eastland also shall have the right, while producing the Wabamun formation, to drill a new Beaverhill Lake Well at 1-23-57-21 W4M and thereby earn the deep rights from this second test well. Attached as Schedule "B" are the elections for the 1990 CAPL Operating Procedure which shall govern operations after the Farmee has earned its interest hereunder.

6) Earning: Panterra shall pay 20% of drilling and equipping cost of the test well to earn 20% in the test well spacing unit before payout subject to (2% to 12%) Farmer's royalty and convertible by the Farmors to a 8% working interest after payout in all rights as granted by the title documents from surface to the base of the Wabamun formation. Farmee shall also earn, provided it is not in default, a 60% working interest in the balance of the Farmout Lands in all rights as granted by the title documents from surface to base of the Wabamun formation. The Farmer's Royalty shall be calculated using clause 501 (A) Alternate 2 of the attached Farmout and Royalty procedure (Schedule "C").

7) Farmout Lands are Alberta Crown P&NG leases 0401010639, 0401010640, 0401010641, 0401010642, 0400030164, 0400030166 0400050164, covering certain rights under sections 22, 23 and 27 in T57 R.21 W4M and attached as Schedule "A" hereto.

8) Area of Mutual Interest: Two LSDs in section 23 needs to be pooled and farmed in on with Penn West Petroleum. We will offer to pool their 2 LSD's with our 14 LSD's and farm in on a 100 for 50 basis for all rights to base Wabamun. (Penn West nets 6.25% working interest after payout and all Farmer's proportionately reduce their working interest to accommodate Penn West. If Penn West fails to execute a Farmout Agreement, or participate directly with us, they will be force pooled with the Alberta Crown. Imperial Oil will be contacted by D.W. Axford & Associates for option support. We will propose Imperial option 6 sections to Axford with two sections per well earning for all rights they hold from surface to base Wabamun. The area of mutual interest will be shared Axford 10%, Mistahiya 20%, Mart Kernahan 2%, WDM 2% Xerex 6% Eastland 60%. This area shall be as outlined in grey hatching on the attached map and shall be for all rights from surface to base of the Wabamun Formation. For all rights below the Wabamun, the Farmors are free to pursue the deeper rights for their own account subject to this Agreement and will be shared proportionately as stated in clause 1 of this Agreement. Should any party acquire any interest in the Area of Mutual Interest for a period of two years from this date, it shall give the other parties notice to acquire their proportionate share by paying their proportionate share of such acquisition costs. Article 8 of Schedule "C" shall govern. Until either Eastland or any Farmer party joins in the deeper test, all parties who acquire lands in the Area of Mutual Interest shall agree to sell to the deep Participating Farmor(s) parties the deep rights under any lands acquired in the Area of mutual interest.

9) Confidential Information: No party hereto shall release any well information or any data to any party without the written consent of all parties hereto.

The foregoing is accepted and agreed to this 25th day of November 2004

Panterra Resource Corp.

Eastland Resources Ltd.